Exhibit A(6)(b)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

EQUINOX GROUP DISTRIBUTORS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Equinox Group Distributors, LLC (the “Company”), is entered into as of the 13 day of January, 2012, by the Company and Equinox Financial Group, LLC, a Delaware corporation, as the sole member of the Company (the “Member”) and supersedes any prior Limited Liability Company Agreement of the Company.

BACKGROUND

The Member acquired all of the membership interests of the Company pursuant to a Stock Purchase Agreement by and between the Member and Richard E. Bornhoft. In connection with the acquisition, the Member desires to amend and restate the original Limited Liability Company Agreement of the Company, dated January 4, 2012, in its entirety, so that this Agreement shall govern the operations of the Company henceforth.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.        FORMATION.

1.1        Organization.    Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Member shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Member deems advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2        Organizer Release.    The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2.        NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “Equinox Group Distributors, LLC” or such other name as the Member hereafter designates. The initial principal office and place of business of the Company is located at 47 Hulfish Street, Suite 510, Princeton, New Jersey 08542. The initial registered agent for service of process at the registered office of the Company is Corporation Service Company. The initial registered office of the Company is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.        PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and engage in all activities necessary, customary, convenient or incident to such purposes.

4.        STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Member shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5.        TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.        MANAGEMENT OF THE COMPANY.

6.1        Management and Authority.    The business and affairs of the Company shall be managed by its Member. Except as provided by applicable law and this Agreement, the Member shall have sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business; including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. The officers of the Company are set forth on Exhibit A, each of whom shall serve until the earlier of the election of his successor or his death, resignation or removal by the Member (which removal may be with or without cause in the sole Member’s discretion). The signature of any one or more officers of the Member on any document or instrument purporting to bind the Company shall constitute conclusive evidence as to third parties of the authority of such person to execute the document or instrument on behalf of the Company and thereby so bind the Company.

6.2    Liability for Management of the Company.    The Member shall not be liable to the Company (irrespective of the capacity in which it acts) for any action taken or any failure to take any action (whether or not constituting negligence or gross negligence), except for actions or failures to take actions that constitute willful misconduct. Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.        INDEMNIFICATION OF MEMBER.

7.1        Generally.

7.1.1    To the fullest extent permitted by applicable law, the Company, its receiver or its trustee shall indemnify, save harmless and pay all judgments and claims against the Member relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member in its capacity as a Member, manager or otherwise (including acts or omissions constituting negligence and gross negligence but excluding willful misconduct), including attorneys’ fees incurred by such Member in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended).

7.1.2    The Company shall indemnify, save harmless, and pay all expenses, costs or liabilities of the Member who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

7.2        Insurance.    The Company shall purchase and maintain insurance on behalf of the Member and such other persons as the Member shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.3        Amendments.    No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member with respect to any action taken or omitted by such Member prior to such amendment, modification or rescission.

7.4        Indemnification of Officers, Employees and Agents.    The Company shall indemnify and advance expenses under this Section 7 to an officer, employee or agent of the Company who is not a Member to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to the Member under this Agreement and Delaware law.

8.        RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1        Action by Member Without a Meeting.    Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

8.2        Transfers.

8.2.1        The Member is free to sell, assign, convey, gift, pledge or otherwise transfer or encumber, in whole or in part, its interest in the Company without restriction.

8.2.2        In connection with a voluntary transfer or assignment by the Member of its entire interest in the Company:

(a)        the Member will automatically be deemed to have withdrawn;

(b)        the transferee or assignee will automatically and simultaneously be deemed admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law; and

(c)        the Company shall be continued without dissolution.

8.2.3        In connection with a partial assignment or transfer by the Member of its interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member and/or one or more economic interest owners.

8.2.4        Upon any pledge or other encumbrance by the Member of its interest in the Company or any part thereof, the pledgee shall have only such rights as are provided for in the controlling pledgee or assignment agreement and may not otherwise exercise any rights of a Member.

8.3        Continued Membership.    Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

8.4        Outside Business.    The Member or any affiliate of the Member may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent venture or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member or any affiliate of the Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member or affiliate shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.

9.        CAPITAL CONTRIBUTIONS; LOANS.

9.1        Capital Contributions.    The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2        Loans.    The Member may lend money to the Company, and the amount of any such loan shall not be an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member.

10.        DISTRIBUTIONS.    All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11.        BOOKS AND RECORDS.

11.1        Retention.    Unless otherwise required by law, neither the Company nor the Member shall have any obligation to maintain any books or records of the Company, provided, however that the Member may, from time to time, designate recordkeeping requirements of the Company.

11.2        Depositories.    The Member shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Member shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12.        DISSOLUTION.

12.1        Events Causing Dissolution.

12.1.1 The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2 If at any time the Member dies or is declared by a court to be incompetent to manage his person or property, in the event the Member is an individual, or the Member is dissolved or terminated, in the event the Member is an entity, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2        Winding Up and Liquidation.

12.2.1        Upon the dissolution of the Company, the Member shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(a)        prosecuting and defending suits, whether civil, criminal or administrative;

(b)        settling and closing the Company’s business;

(c)        liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(d)        discharging or making reasonable provision for the Company’s liabilities; and

(e)        distributing the proceeds of liquidation and any undisposed property.

12.2.2 Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

(a)        to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(b)        thereafter, to the Member.

12.3        Certificate of Cancellation.    Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a Certificate of Cancellation with the Secretary of State of Delaware canceling the Certificate, at which time the Company shall terminate.

12.4        Termination of Agreement.    This Agreement shall terminate and be of no further force and effect upon the filing of a Certificate of Cancellation canceling the Certificate; provided, however, that the provisions of Sections 1.2, 6.2 and 7 shall survive termination.

13.        MISCELLANEOUS.

13.1        Amendment.    This Agreement may only be amended by the Member in writing.

13.2        Captions.    Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3        Person and Gender.    The masculine gender includes the feminine and neuter genders and the singular includes the plural.

13.4        Benefits and Burdens.    The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5        Severability.    In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6        Applicable Law.    Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7        Entire Agreement.    This Agreement, together with any Exhibits, constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures on following page]

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

EQUINOX FINANCIAL GROUP, LLC

By:	/s/ John Pallat
John Pallat Member

THE COMPANY:

EQUINOX GROUP DISTRIBUTORS, LLC

By:	Equinox Financial Group, LLC, its sole Member

By:	/s/ John Pallat
John Pallat Member

EXHIBIT A

Officers

Name	Title
Frank J. Codey	President
Karen A. Steighner	Financial and Operations Principal
Jason H. Gerb	Chief Compliance Officer
Brian R. Wilson	General Securities Principal